Exhibit 99.1

August 5, 2005

Chesapeake Corporation Revises Guidance for Fiscal 2005 and Announces Identification of Prior-Period Accounting Errors

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) announced today that, as a result of an assessment of current market conditions in certain underperforming operations and recent trends of a strengthening dollar, the company is revising its full-year earnings guidance to $0.80 to $1.00 per share and similarly revising its cash flow from operating activities guidance to $60 million to $75 million. Both of these estimates are before the effects of costs associated with extinguishment of indebtedness, and gains and/or losses on divestitures and plant closures. The company also announced that it expects to report a net loss per share for the second quarter of 2005 in the range of $0.09 to $0.11 per share. Excluding the after-tax effects of losses on business divestitures of $6.4 million, or $0.33 per share, earnings per share for the second quarter of 2005 are estimated to be in the range of $0.22 to $0.24 per share. The second-quarter and full-year 2005 earnings per share estimates also exclude the impact of the cumulative effect through the first quarter of 2005 of the accounting errors discussed below. The company expects to announce its second-quarter 2005 financial results on August 11, 2005.

The company also announced that it has identified accounting errors, which appear to have commenced in early 2004, that have the effect of overstating historically reported net income. The errors, which did not impact fiscal 2004 or first-quarter 2005 reported cash flows, relate to inventory costing and accrual accounting at the company's Plastic Packaging operation in Crewe, England, and corporate accruals for long-term incentive compensation. Based on preliminary findings, the errors at Crewe resulted in a cumulative overstatement of historically reported net income during fiscal 2004 and the first quarter of 2005 of approximately $0.9 million to $1.3 million. The adjustment for long-term incentive accruals resulted in a cumulative understatement of historically reported net income during fiscal 2004 and the first quarter of 2005 of approximately $0.4 million. Chesapeake previously reported net income of $11.3 million for fiscal 2004 and $2.3 million for the first quarter of fiscal 2005. The company expects to complete its analysis of the impact of the accounting errors, which will include a determination of the specific periods affected, by August 11, 2005.

Thomas H. Johnson, Chesapeake's chairman & chief executive officer, said "Our second-quarter earnings estimate of $0.22 to $0.24 per share reflects strong year- over-year operating earnings performance in our pharmaceutical and healthcare, and international and branded packaging markets. However, we are disappointed in the accounting errors affecting our historically reported earnings. With respect to our operation in Crewe, we are conducting an immediate and thorough investigation under the direction of the Audit Committee of the Board of Directors and with the assistance of external professionals. In addition, we are implementing immediate changes in the internal controls at the Crewe plant and further changes are anticipated."

The second-quarter 2005 earnings release webcast will begin at 11:00 a.m. (EDT) on August 11. Thomas H. Johnson, Chesapeake's chairman & chief executive officer, and Joel K. Mostrom, senior vice president & chief financial officer, will provide remarks.

Use of Non-GAAP Financial Measures and Other Information

Earnings per share from continuing operations and cash flow from operating activities, both exclusive of gains (losses) on the extinguishment of debt and gains (losses) on business divestitures and plant closures, are non-GAAP financial measures. The company's management believes that these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP. The company is unable to provide full-year earnings guidance on a GAAP basis because gains and/or losses associated with business divestitures and plant closures cannot be reasonably predicted.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.